Exhibit 3.01

Delaware

PAGE 1

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "UAN POWER CORP.", FILED IN THIS OFFICE ON THE FOURTH DAY OF SEPTEMBER, A.D. 2014, AT 1:04 O'CLOCK P.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

SECRETARY OF STATE
1776
DELAWARE
1970

Jeffrey W. Bullock, Secretary of State

5023723 8100

AUTHENTICATION: 1673276

141141413

DATE: 09-05-14

You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware Secretary of State Division o£ Corporations
Delivered 01:07 PM 09/04/2014
FILED 01:04PM 09/04/2014
SRV 141141413 - 5023723 FILE

CERTIFICATE OF AMENDMENT
OF

CERTIFICATE OF INCORPORATION

OF

UAN POWER CORP.

a Delaware Corporation

(pursuant to Section 242 of the Delaware General Corporation Law)

UAN POWER CORP. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware ("GCL"), through its duly authorized officers and by authority of its Board of Directors do hereby certify:

FIRST: That in accordance with the provisions of Section 242 of the GCL, the Board of Directors of the Corporation duly adopted resolutions setting forth a proposed amendment to the Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and directing that said amendment be submitted to the stockholders of the Corporation for consideration thereof. The resolutions setting forth the proposed amendment are as follows:

RESOLVED, that Section 4.1 of Article 4 "Capital Stock" of the Corporation's Certificate of Incorporation be amended in its entirety as follows:

"4.1 Authorized Shares. The Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock". The total number of shares of all classes of stock which the Corporation shall have the authority to issue is Four Hundred Twenty Million (420,000,000), of which Four Hundred Million (400,000,000) shares shall be Common Stock, having a par value of $0.0000 I per share and Twenty Million (20,000,000) shares shall be Preferred Stock, having par value of$0.00001 per share."

SECOND: That thereafter, pursuant to a resolution of its Board of Directors, in accordance with Section 242 of the GCL, a majority of the Corporation's stockholders approved and authorized the foregoing amendment (the "Amendment") by written consent in lieu of a meeting.

THIRD: That the Amendment was duly adopted in accordance with the provisions of Section 242 of the GCL.

FOURTH: That the Certificate of Amendment of the Certificate of Incorporation shall be effective on September 4, 2014.

IN WITNESS WHEREOF, this Corporation has caused this Certificate of Amendment to be signed by Parashar Patel, its duly authorized President and Principal Executive Officer this 4th day of September, 2014.

By:	/s/ Parashar Patel
Parashar Patel
President and Chief Executive Officer